Exhibit 99.1

Zayo Group, LLC Reports Financial Results for the Third Fiscal Quarter Ended March 31, 2012

Third fiscal quarter Adjusted EBITDA of $53.9 million on revenue of $105.0 million, representing $215.8 million and $420.2 million of annualized Adjusted EBITDA and revenue, respectively

LOUISVILLE, Colo., May 9, 2012 – Zayo Group, LLC (“Zayo Group” or “the Company”) announced results for the three and nine months ended March 31, 2012.

The Company has experienced sequential quarterly revenue and Adjusted EBITDA growth since inception. Third quarter growth was a function of both acquisition related and organic growth. The third quarter operating results of Zayo Group include the operating results of 360networks Holdings (USA), Inc. (“360networks”), a provider of bandwidth infrastructure which was acquired by the Company on December 1, 2011 and the operating results of MarquisNet Holdings, LLC (“MarquisNet”), a provider of colocation services which was acquired by the Company on December 31, 2011. Also contributing to the third quarter growth was the continued trend of positive net installations.

During the three months ended March 31, 2012, the Company made net capital expenditures of $42.7 million, which included adding 250 route miles and 238 buildings to the network. The Company had $17.2 million of cash and $63.8 million available under its revolving credit agreement on March 31, 2012.

Financial Highlights

FY 2012 Q3 compared to FY 2012 Q2

•	Zayo Group generated quarterly revenue of $105.0 million; a $16.0 million sequential quarter increase representing 72% annualized sequential quarter growth

•	Gross profit for the quarter increased by $13.0 million from the previous quarter, reaching $82.7 million with a gross profit percentage of 79%

•	Adjusted EBITDA for the quarter was $53.9 million, which was $8.8 million higher than the prior quarter, representing a 78% annualized increase

•	The net loss of $2.7 million for the quarter was $1.6 million higher than the $1.1 million net loss for the previous quarter

FY 2012 Q3 compared to FY 2011 Q3

•	Quarterly revenue and Adjusted EBITDA increased by $30.8 million and $21.2 million, respectively, over the third quarter of fiscal year 2011

•	The net loss from continuing operations decreased by $14.0 million from the third quarter of fiscal year 2011

Recent Developments

Pending Acquisitions

On March 18, 2012, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with AboveNet Inc. (“AboveNet”), a Delaware corporation, and provider of high-bandwidth connectivity solutions. Upon the close of the transaction contemplated by the Agreement, the Company will acquire 100 percent of the outstanding capital stock of AboveNet. The contractual purchase price is $2,278 million. Upon closing the acquisition, each outstanding share of AboveNet common stock will be converted into the right to receive $84 in cash.

The Agreement is subject to customary closing conditions (including regulatory approvals) and includes customary representations, warranties, covenants and agreements.

The acquisition is not subject to any financing conditions. The Company has sufficient committed debt and equity financing to allow the Company to consummate the acquisition and repay or refinance certain existing indebtedness of the Company and AboveNet. The commitments are subject to customary conditions, including the consummation of the acquisition.

AboveNet is a leading provider of high bandwidth connectivity solutions for businesses and carriers. Its private optical network delivers key network and IP services in and among top U.S. and European markets. AboveNet’s network is widely used in demanding markets such as financial and legal services, media, health care, retail and government.

Recently Closed Acquisitions

On May 1, 2012, the Company acquired 100 percent of the equity interest in Control Room Technologies, LLC, Allegan Fiber Communications, LLC and Lansing Fiber Communications (collectively “AriaLink”). The purchase price, which was funded with cash on hand, was $18.0 million, subject to certain post-closing adjustments.

The acquisition added 930 new route miles to Zayo’s national footprint, including 400 miles of metro networks in Lansing and Ann Arbor, Michigan and 190 miles which were under construction on the acquisition date. Arialink’s network will be interconnected with the Company’s existing network, enabling end-to-end bandwidth infrastructure services between Zayo’s existing national network and Arialink’s network in Michigan.

On December 1, 2011, the Company acquired all of the outstanding equity interest in 360networks for a purchase price of $345.0 million, subject to post-closing adjustments. In connection with the agreement, the Company agreed to assume a net working capital deficit of approximately $26.4 million and acquired approximately $0.7 million in cash balances resulting in the net consideration paid for the transaction of $317.9 million. The acquisition was funded with proceeds from a $315.0 million senior secured term loan, which was entered into on December 1, 2011, and cash on hand. The term loan accrues interest at floating rates. The interest rate on the term loan as of March 31, 2012 was 7.0 percent.

The acquired 360networks business operated approximately 908,557 fiber miles of intercity and metro fiber network across 22 states and British Columbia. 360networks’ intercity network interconnected over 70 markets across the central and western United States, including 23 Zayo fiber markets and a number of new markets such as Albuquerque, New Mexico; Bismarck, North Dakota; Des Moines, Iowa; San Francisco, California; San Diego, California and Tucson, Arizona. In addition to its intercity network, 360networks had over 800 route miles of metropolitan fiber networks across 26 markets, including Seattle, Washington; Denver, Colorado; Colorado Springs, Colorado; Omaha, Nebraska; Sacramento, California and Salt Lake City, Utah.

Included in the purchase price was VoIP360, Inc., a legal subsidiary of 360networks. The VoIP360, Inc. entity held substantially all of 360networks Voice over Internet Protocol (“VoIP”) and other voice product offerings. Concurrently with the close of the 360networks acquisition, the Company spun-off 360networks’ VoIP operations to its parent Zayo Group Holdings, Inc. On the spin-off date, the Company estimated the fair value of the VoIP assets and liabilities which were distributed to Holdings to be $11.7 million.

The operating results of the acquired 360networks business are included in the Company’s results of operations beginning on December 1, 2011.

On December 31, 2011, the Company entered into an Asset Purchase Agreement with MarquisNet. The agreement was consummated on the same date, at which time the Company’s zColo business unit acquired substantially all of the net assets of MarquisNet for a purchase price of $15.9 million, subject to post-closing adjustments. The acquisition was funded with a draw on the Company’s revolving line-of-credit.

The acquired MarquisNet business operates a single 28,000 square foot data center which provides colocation and interconnect services in Las Vegas, Nevada. With this acquisition, zColo operates twelve interconnect-focused colocation facilities.

The operating results of the acquired MarquisNet business are included in the Company’s results of operations beginning on January 1, 2012.

Restatement of Previously Issued Financial Statements

On May 7, 2012, the Audit Committee of the Company and management concluded that as a result of the identification of an error in accounting for a business combination that occurred during the fiscal year ended June 30, 2010, the Company’s annual financial statements as of and for the fiscal years ended June 30, 2011 and 2010, the Company’s interim financial statements for each of the periods in fiscal 2011 and the interim financial statements as of and for the periods ended September 30, 2011 and December 31, 2011 were materially misstated. The Company intends to file an amended Annual Report on Form 10-K/A with the SEC for the fiscal year ended June 30, 2011 and amended Quarterly Reports on Form 10-Q/A for the quarters ended September 30, 2011 and December 31, 2011. The Company is preparing the amendments for the restatements of its financial statements and will file the restated prior year and current year financial statements as soon as they can be made available.

The restatement is a result of an error in accounting for the Company’s September 9, 2009 acquisition of FiberNet. The error relates to the calculation of the deferred tax assets recorded in the acquisition. The error arose from a mathematical error on the stub period tax return of FiberNet which covered the period January 1, 2009 through September 9, 2009. The mathematical error in the stub period tax return resulted in an overstatement of the tax deduction associated with the exercise of warrants that had previously been issued to a landlord of FiberNet. In purchase accounting, management utilized the overstated net operating loss carryforward included on the stub period return when determining the value to ascribe to the deferred tax assets and the resulting gain on bargain.

The misstatement does not impact operating income or cash flows from operating, investing or financing activities for any of the periods impacted by the misstatement.

As a result of the restatement, the filing of the Company’s March 31, 2012 quarterly financial statements will be delayed and will not be filed concurrently with the release of our quarterly earnings, as has been the Company’s practice. The Company will file the March 31, 2012 quarterly financial statements on Form 10-Q with the SEC as soon as practical.

The impact of the restatement to the fiscal 2010 consolidated balance sheet and statement of operations is reflected in figure 1.7 and 1.8, below.

Third Quarter Financial Results

Three Months Ended March 31, 2012 and December 31, 2011

Figure 1.0

Zayo Group Summary Results

($ in millions)	Three months ended
	March 31, 2012	December 31, 2011
Revenue	$105.0	$89.0
Annualized revenue growth	72%
Gross profit	82.7	69.7
Gross profit %	79%	78%
Operating income	22.8	13.4
Earnings from continuing operations before taxes	8.5	1.9
Provision for income taxes	11.2	3.0

Net loss	$(2.7)	$(1.1)

Adjusted EBITDA	$53.9	$45.1
Purchases of property and equipment	42.7	31.4

Unlevered free cash flow	$11.2	$13.7

Annualized EBITDA growth	78%	75%
Adjusted EBITDA margin	51%	51%

The sequential quarterly revenue increase of $16.0 million was affected by the inclusion of three months of operating results from the acquired 360networks and MarquisNet businesses during the quarter ended March 31, 2012. The monthly recurring revenue on the acquisition date of the acquired 360networks and MarquisNet businesses was approximately $7.0 million and $0.6 million, respectively. The Company generated additional monthly revenue of $1.8 million associated with gross installations accepted during the third quarter of fiscal year 2012. This increase in revenue related to organic growth was partially offset by total customer churn of $1.4 million in monthly revenue during the quarter. Approximately 79% of churn processed was related to hard disconnects; 7% was related to negative price changes; and 14% was associated with upgrades.

The sequential quarterly net loss increased by $1.6 million. The increase to the net loss was primarily a result of $8.2 million in additional tax expense recognized during the third quarter of fiscal year 2012. Offsetting this reduction in earnings was a reduction to stock based compensation expense recognized during the period of $4.7 million and additional earnings from the Company’s organic and acquisition related growth.

Three Months Ended March 31, 2012 and March 31, 2011

Figure 1.1

Zayo Group Summary Results

	Three months ended
($ in millions)	March 31, 2012	March 31, 2011
Revenue	$105.0	$74.2
Revenue growth	42%
Gross profit	82.7	55.8
Gross profit %	79%	75%
Operating income/(loss)	22.8	(5.4)
Earnings/(loss) from continuing operations before taxes	8.5	(14.4)
Provision for income taxes	11.2	2.6
Earnings from discontinued operations, net of income taxes	—	0.3

Net loss	$(2.7)	$(16.7)

Adjusted EBITDA	$53.9	$32.7
Purchases of property and equipment	42.7	29.1

Unlevered free cash flow	$11.2	$3.6

EBITDA growth	65%
Adjusted EBITDA margin	51%	44%

Revenue increased $30.8 million over the third quarter of fiscal year 2011 principally as a result of organic growth and additional revenue associated with the 360networks and MarquisNet acquisitions. As a result of internal sales efforts since March 31, 2011, the Company has entered into $572.0 million of gross new sales contracts which will represent an additional $8.0 million in monthly revenue once installation on those contracts is accepted. Since March 31, 2011, the amount of gross installations accepted resulted in additional monthly revenue of $6.9 million as of March 31, 2012. This increase in revenue related to our organic growth was partially offset by total customer churn of $4.6 million in monthly revenue since March 31, 2011.

Gross profit increased $26.9 million over the third quarter of fiscal year 2011, as a result of the 360networks acquisition and organic revenue growth. The gross profit percentage for the quarter ended March 31, 2012, was approximately four percentage points above the same period last year primarily as a result of a higher percentage of our newly installed revenue being on-net. The ratio also benefited from synergies realized related to our previous acquisitions.

Adjusted EBITDA increased $21.2 million as compared to the third quarter of fiscal year 2011, due to the Adjusted EBITDA contribution from organic revenue growth, the 360networks and MarquisNet acquisitions, synergies realized, and cost savings initiatives, including reduced franchise fees resulting from favorable renegotiations on existing franchise agreements.

Net loss from continuing operations decreased by $14.0 million as compared to the third quarter of fiscal 2011. The increase in earnings is attributed to the Company’s acquisition related and organic growth as well as a change in the Company’s quarterly stock-based compensation expense. The common units granted to employees and directors are classified as liabilities and are re-measured at each reporting date. The stock based compensation expense decreased by $16.2 million during the quarter as compared to the prior quarter. Offsetting this increase to the Company’s earnings was an increase of $8.6 million in the Company’s provision for income taxes.

Conference Call

Zayo Group will hold a conference call to report fiscal year third quarter 2012 results at 11:00 a.m. EST, May 9, 2012. The dial in number for the call is (800)736-4595. A live webcast of the call can be found in the investor relations section of Zayo’s website or can be accessed directly at https://cc.readytalk.com/r/awmqube3cc7x. During the call the company will review an earnings supplement presentation that summarizes the financial results of the quarter, which can be found at http://www.zayo.com/financial-earnings-release.

About Zayo Group

Based in Louisville, Colorado, privately owned Zayo Group (www.zayo.com) is a provider of fiber-based bandwidth infrastructure and network-neutral colocation and interconnection services. Zayo Group is organized into autonomous operating segments supporting customers who require lit and dark fiber services and carrier-neutral colocation. Zayo Group’s business units provide these services over regional, metro, national and fiber-to-the-tower networks.

Forward Looking Statements

Information contained or incorporated by reference in this earnings release, in other SEC filings by the Company, in press releases and in presentations by the Company or its management that are not historical by nature constitute “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the Company’s financial and operating prospects, current economic trends, future opportunities, ability to retain existing customers and attract new ones, the Company’s acquisition strategy and ability to integrate acquired companies and assets, outlook of customers and strength of competition and pricing. Other factors and risks that may affect the Company’s business and future financial results are detailed in the Company’s SEC filings, including, but not limited to, those described under “Risk Factors” within the Company’s Annual Report on Form 10-K. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Non-GAAP Financial Measures

The Company provides financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of our liquidity.

“Adjusted EBITDA” is defined as EBITDA from continuing operations adjusted to exclude transaction costs related to acquisitions, stock-based compensation, and certain non-cash items. Management uses Adjusted EBITDA to evaluate operating performance and liquidity and this financial measure is among the primary measures used by management for planning and forecasting of future periods. The Company believes Adjusted EBITDA is especially important in a capital-intensive industry such as telecommunications. The Company further believes that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest and principal payments on our debt; and

•	does not reflect cash required to pay income taxes

The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion. Because the Company has acquired numerous entities since inception and incurred transaction costs in connection with each acquisition, has borrowed money in order to finance operations, has used capital and intangible assets in the business, and because the payment of income taxes is necessary if taxable income is generated, any measure that excludes these items has material limitations. As a result of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of the business or as a measure of liquidity.

In addition to Adjusted EBITDA, management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Gross profit, defined as revenue less operating costs, excluding depreciation and amortization, is used by management to assess profitability prior to selling, general and administrative expenses, stock-based compensation and depreciation and amortization. The Company also provides invested capital and the ratio of invested capital to Adjusted EBITDA. Management uses invested capital and the invested capital ratio to assess value creation in the business.

Consolidated Financial Information

Zayo Group

Consolidated Statements of Operations

Figure 1.2

Unaudited

	Three months ended		Nine months ended
	March 31,		March 31,
(in thousands)	2012	2011	2012	2011
Revenue	$105,042	$74,182	$272,459	$209,395
Operating costs and expenses
Operating costs, excluding depreciation and amortization	22,388	18,389	59,813	53,331
Selling, general and administrative expenses	30,420	23,201	79,075	67,422
Stock-based compensation	5,624	21,826	19,701	28,816
Depreciation and amortization	23,798	16,209	60,680	43,899

Total operating costs and expenses	82,230	79,625	219,269	193,468

Operating income/(loss)	22,812	(5,443)	53,190	15,927

Other income/(expense)
Interest expense	(14,450)	(9,005)	(35,122)	(24,293)
Other income/(expense), net	152	69	124	(109)

Total other expense, net	(14,298)	(8,936)	(34,998)	(24,402)

Earnings/(loss) from continuing operations before provision for income taxes	8,514	(14,379)	18,192	(8,475)
Provision for income taxes	11,166	2,583	18,765	7,477

Loss from continuing operations	(2,652)	(16,962)	(573)	(15,952)
Earnings from discontinued operations, net of income taxes	—	301	—	899

Net loss	$(2,652)	$(16,661)	$(573)	$(15,053)

Zayo Group

Consolidated Balance Sheets

Figure 1.3

Unaudited

	March 31, 2012	June 30, 2011
		(Restated)
Assets
Current assets
Cash and cash equivalents	$17,233	$25,394
Trade receivables, net of allowance of $630 and $799 as of March 31, 2012 and June 30, 2011, respectively	32,013	13,983
Due from related-parties	194	187
Prepaid expenses	8,124	6,388
Deferred income taxes	4,350	3,343
Other assets, current	3,104	645

Total current assets	65,018	49,940
Property and equipment, net of accumulated depreciation of $148,601 and $101,941 as of March 31, 2012 and June 30, 2011, respectively	742,032	518,513
Intangible assets, net of accumulated amortization of $39,486 and $37,980 as of March 31, 2012 and June 30, 2011, respectively	136,642	104,672
Goodwill	129,170	84,980
Debt issuance costs, net of accumulated amortization of $5,126 and $2,746 as of March 31, 2012 and June 30, 2011, respectively	18,093	11,446
Investment in US Carrier	15,075	15,075
Deferred tax assets, non-current	94,229	—
Other assets, non-current	8,235	5,795

Total assets	$1,208,494	$790,421

Liabilities and member’s equity
Current liabilities
Accounts payable	$16,285	$12,988
Accrued liabilities	31,917	22,453
Accrued interest	1,411	10,627
Capital lease obligations, current	1,218	950
Due to related-parties	15,541	4,590
Deferred revenue, current	22,846	15,664
Current portion of long-term debt	7,546	—

Total current liabilities	96,764	67,272
Capital lease obligations, non-current	10,773	10,224
Long-term debt, non-current	682,418	354,414
Deferred revenue, non-current	132,144	63,893
Stock-based compensation liability	55,030	45,067
Deferred tax liabilities	—	18,563
Other long term liabilities	7,734	2,724

Total liabilities	984,863	562,157
Member’s equity
Member’s interest	241,373	245,433
Accumulated deficit	(17,742)	(17,169)

Total member’s equity	223,631	228,264

Total liabilities and member’s equity	$1,208,494	$790,421

Zayo Group

Consolidated Statements of Cash Flows

Unaudited

Figure 1.4

($ in thousands)
	Nine months ended
	March 31,
	2012	2011
Cash flows from operating activities
Net Loss	$(573)	$(15,053)
Earnings from discontinued operations	—	899

Loss from continuing operations	(573)	(15,952)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	60,680	43,899
Provision for bad debt expense	431	687
Non-cash interest expense	2,380	1,802
Amortization of deferred revenues	(9,584)	(6,493)
Stock-based compensation	19,701	28,816
Deferred income taxes	19,054	4,902
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	(9,226)	(554)
Prepaid expenses	192	(614)
Other assets	(3,141)	2,959
Accounts payable and accrued liabilities	(31,732)	(4,028)
Payables to related parties	(10)	136
Deferred revenue	39,562	2,979
Other liabilities	2,658	(3,975)

Net cash provided by continuing operating activities	90,392	54,564

Cash flows from investing activities
Purchases of property and equipment	(105,556)	(88,453)
Broadband stimulus grants received	2,798	801
Acquisition of 360networks Holdings (USA) Inc., net of cash acquired	(317,891)	—
Acquisition of Marquis Holdings, LLC, net of cash acquired	(15,456)	—
Acquisition of American Fiber Systems Holdings Corporation, net of cash acquired	—	(110,000)
Acquisition of AGL Networks, LLC, net of cash acquired	—	(73,666)

Net cash used in investing activities	(436,105)	(271,318)

Cash flows from financing activities
Equity contributions	1,350	35,500
Return of capital	(46)	—
Advance from Communications Infrastructure Investments, LLC	10,951	17,616
Return of advances from Communications Infrastructure Investments, LLC	—	(13,026)
Principal repayments on capital lease obligations	(824)	(1,399)
Proceeds from long-term debt	335,550	103,000
Changes in restricted cash	(402)	785
Deferred financing costs	(9,027)	(4,106)

Net cash provided by financing activities	337,552	138,370

Cash flows from discontinued operations
Operating activities	—	2,787
Investing activities	—	(427)

Net cash provided by discontinued operations	—	2,360

Net decrease in cash and cash equivalents	(8,161)	(76,024)
Cash and cash equivalents, beginning of period	25,394	87,864
Increase in cash and cash equivalents of discontinued operations	—	208

Cash and cash equivalents, end of period	$17,233	$12,048

Zayo Group

Reconciliation of Non-GAAP Financial Measures

Figure 1.5

Unaudited

Adjusted EBITDA and Unlevered Free Cash Flow Reconciliation
($ in millions)	Three months ended			Nine months ended
	March 31, 2012	December 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011
Net (loss)/earnings	$(2.7)	$(1.1)	$(16.7)	$(0.6)	$(15.0)
(Earnings) from discontinued operations	—	—	$(0.3)	$0.0	$(0.9)
Interest expense	14.5	11.5	9.0	35.1	24.3
Provision for income taxes	11.2	3.0	2.6	18.8	7.5
Depreciation and amortization expense	23.8	19.8	16.2	60.7	43.9
Transaction costs	1.6	1.5	—	3.4	0.9
Stock-based compensation	5.6	10.4	21.8	19.7	28.8

Adjusted EBITDA	53.9	45.1	32.7	137.1	89.4
Purchases of property and equipment	42.7	31.4	29.1	102.8	87.7

Unlevered Free Cash Flow, as defined	$11.2	$13.7	$3.7	$34.3	$1.6

Figure 1.6

Unaudited

Reconciliation of Cash Provided by Operating Activities to Adjusted EBITDA
($ in millions)	Three months ended		Nine months ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net cash provided by continuing operating activities	$33.1	$17.2	$90.4	$54.6
Cash paid for income taxes	$0.2	$0.4	$1.4	$2.5
Cash paid for interest	24.3	31.3	44.7	31.8
Transaction costs	1.6	—	3.4	0.8
Provision for bad debts	(0.1)	(0.3)	(0.4)	(0.8)
Amortization of deferred revenue	5.2	2.4	9.6	6.4
Other changes in operating assets and liabilities	(10.4)	(18.3)	(11.9)	(5.8)

Adjusted EBITDA	53.9	32.7	137.1	89.4

Zayo Group

Impact of Fiscal 2010 Restatement (Balance Sheet)

Figure 1.7

Unaudited

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of June 30, 2010
	Previously Reported	Correction [1]	Restated
Assets
Current assets
Cash and cash equivalents	$87,864	—	$87,864
Trade receivables, net of allowance of $799 and $498 as of June 30, 2011 and 2010, respectively	11,551	—	11,551
Due from related-parties	626	—	626
Prepaid expenses	4,810	—	4,810
Deferred income taxes	4,060	—	4,060
Other assets, current	334	—	334
Assets of discontinued operations, current	3,061	—	3,061

Total current assets	112,306		112,306
Property and equipment, net of accumulated depreciation of $101,941 and $54,077 as of June 30, 2011 and 2010, respectively	297,889	—	297,889
Intangible assets, net of accumulated amortization of $37,980 and $25,421 as of June 30, 2011 and 2010, respectively	56,714	—	56,714
Goodwill	67,854	1,160	69,014
Deferred income taxes	8,508	(8,508)	—
Debt issuance costs, net	9,560	—	9,560
Other assets, non-current	4,866	—	4,866
Assets of discontinued operations, non-current	8,143	—	8,143

Total assets	$565,840	(7,348)	$558,492

Liabilities and member’s equity
Current liabilities
Accounts payable	$10,015	—	$10,015
Accrued liabilities	17,152	—	17,152
Accrued interest	7,794	—	7,794
Capital lease obligations, current	1,673	—	1,673
Deferred revenue, current	8,091	—	8,091
Liabilities of discontinued operations, current	1,740	—	1,740

Total current liabilities	46,465	—	46,465
Capital lease obligations, non-current	11,033	—	11,033
Long-term debt	247,080	—	247,080
Deferred revenue, non-current	22,605	—	22,605
Stock-based compensation liability	21,556	—	21,556
Deferred tax liability	—	1,733	1,733
Other long term liabilities	2,397	—	2,397
Liabilities of discontinued operations, non-current	1,568	—	1,568

Total liabilities	352,704	1,733	354,437
Member’s equity
Member’s interest	217,129	—	217,129
Accumulated deficit	(3,993)	(9,081)	(13,074)

Total member’s equity	213,136	(9,081)	204,055

Total liabilities and member’s equity	$565,840	(7,348)	$558,492

[1]	– The adjustments to the balance sheet in fiscal 2010 will flow through each of the quarters and fiscal years subject to restatement.

Zayo Group

Impact of Fiscal 2010 Restatement (Statement of Operations)

Figure 1.8

Unaudited

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
	Year Ended June 30, 2010
	Previously Reported	Correction	Restated
Revenue	$199,330	$—	$199,330
Operating costs and expenses
Operating costs, excluding depreciation and amortization	62,688	—	62,688
Selling, general and administrative expenses	65,911	—	65,911
Stock-based compensation	18,168	—	18,168
Depreciation and amortization	38,738	—	38,738

Total operating costs and expenses	185,505	—	185,505

Operating income	13,825	—	13,825
Other income/(expense)
Interest expense	(18,692)	—	(18,692)
Other (expense)/income, net	1,526	—	1,526
Gain on bargain purchase	9,081	(9,081)	—
Loss on extinguishment of debt	(5,881)	—	(5,881)

Total other expense, net	(13,966)	(9,081)	(23,047)

Loss from continuing operations before provision for income taxes	(141)	(9,081)	(9,222)
Provision for income taxes	4,823	—	4,823

Loss from continuing operations	(4,964)	(9,081)	(14,045)
Earnings from discontinued operations, net of income taxes	5,425	—	5,425

Net earnings/(loss)	$461	$(9,081)	$(8,620)

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